Exhibit 99.1

October 21,1998

PREFERRED SHAREHOLDERS FILE SUIT AGAINST STONE CONTAINER

Stone Container Corporation announced that on Oct. 20, two of its Series E preferred stockholders filed a complaint against the company in Delaware Chancery Court.

The plaintiffs allege that Stone Container is violating its certificate of incorporation by failing to call a meeting of preferred stockholders for the purpose of electing two directors by those stockholders. The plaintiffs also allege that, in connection with its pending merger with Jefferson Smurfit Corporation, Stone Container is seeking to change the preferred stockholders' rights without a two-thirds class vote of the preferred stockholders and that such stockholders should be entitled to vote with respect to the merger.

Among other things, the plaintiffs are seeking injunctive relief with respect to the merger. Stone Container believes such request for injunctive relief is without merit and intends to vigorously defend the lawsuit.

Stone Container announced plans to merge with Jefferson Smurfit Corporation on May 10. The companies' common shareholders will vote on the merger proposal at separate shareholder meetings on Nov. 17. If approved by shareholders, the merger will be completed shortly afterward, and the new company will be called Smurfit-Stone Container Corporation.

Stone Container Corporation is a leading producer of unbleached paper and packaging. Its product lines include containerboard, corrugated containers, kraft paper, and paper bags and sacks. Headquartered in Chicago, the company has 218 facilities in North America, Europe, Central and South America, Australia and Asia, and employs more than 20,000 people.